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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT

              This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of ________, 2002 by and between BRIDGE STREET FINANCIAL, INC., a national corporation having an office at 44 East Bridge Street, Oswego, New York 13126 (the "Company") and GREGORY J. KREIS, an individual residing at P.O. Box 3011, Oswego, New York 13126 (the "Executive").

                             INTRODUCTORY STATEMENT

              OSWEGO COUNTY NATIONAL BANK, a national bank having an office at 44 East Bridge Street, Oswego, New York 13126 (the "Bank") has reorganized from a New York savings bank to a national bank and has become a wholly-owned subsidiary of the Company (the "Reorganization"). In connection with the Reorganization, certain shares of the Company's common stock were sold in a public stock offering. The Executive has served the Bank in an executive capacity for many years and is familiar with the Bank's operations.

              The Board of Directors of the Company has concluded that it is in the best interests of the Company and their prospective shareholders to secure a continuity in management following the Reorganization. They also consider it desirable to establish a working environment for the Executive which minimizes the personal distractions that might result from possible business combinations in which the Company might be involved. For these reasons, the Board of Directors of the Company has decided to offer to enter into a contract with the Executive for his future services. The Executive has accepted this offer.

              The terms and conditions which the Company and the Executive have agreed to are as follows.

                                    AGREEMENT

              Section 1.   Employment.
                           ----------

              The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

              Section 2.   Employment Period; Remaining Unexpired Employment
                           -------------------------------------------------
                           Period.
                           ------

              (a) The Company shall employ the Executive during an initial period of three (3) years beginning on the effective date of the Reorganization (the "Employment Commencement Date") and ending on the day before the third
(3rd) anniversary of the Employment Commencement Date, and during the period of any additional extensions described in section 2(b) (the "Employment Period").

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              (b)    For purposes of determining the rights and obligations of
the Executive and the Company with respect to each other, on the day after the Employment Commencement Date and oneach day thereafter, the Employment Period shall be extended by one day, such that on any date the Employment Period will expire on the day before the third (3rd) anniversary of such date. These extensions shall continue in perpetuity until discontinued by: (i) notice to the Executive given by the Company that they have elected to discontinue the extensions; (ii) notice by the Executive to the Company that he has elected to discontinue the extensions; or (iii) termination of the Executive's employment with the Company, whether by resignation, discharge or otherwise. On the date on which such a notice is deemed given, or on the effective date of a termination of the Executive's employment with the Company, the Employment Period shall be converted to a fixed period of three (3) years ending on the day before the third (3rd) anniversary of such date.

              (c) Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on the day before the third (3rd) anniversary of the Employment Commencement Date or, if later, on the day before the third (3rd) anniversary of the last Anniversary Date as of which the Employment Period was extended pursuant to section 2(b).

              (d) Nothing in this Agreement shall be deemed to prohibit the Company from terminating the Executive's employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Company and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive's employment at the expiration of the Employment Period. Any continuation of the Executive's employment beyond the expiration of the Employment Period shall be on an "at-will" basis unless the Company and the Executive agree otherwise.

              Section 3.   Duties.
                           ------

              The Executive shall serve as Chief Executive Officer and President of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the Company's By-Laws and as are customarily associated with such positions. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance their respective best interests.

              Section 4.   Cash Compensation.
                           -----------------

              In consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an initial annual rate of ____________ DOLLARS ($_______), payable in approximately equal installments in accordance with their respective customary payroll practices for senior officers. The Company's Board of Directors shall review the Executive's annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may, at its discretion, approve a salary increase.

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In addition to salary, the Executive may receive other cash compensation from the Company forservices hereunder at such times, in such amounts and on such terms and conditions as the Board of Directors of the Company may determine.

              Section 5.   Employee Benefit Plans and Programs.
                           -----------------------------------

              During the Employment Period, the Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company's customary practices.

              Section 6.   Indemnification and Insurance.
                           -----------------------------

              (a) During the Employment Period and for a period of six years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by them to insure their directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank or service in other capacities at their request. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

              (b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof.

              Section 7.   Outside Activities.
                           ------------------

                  The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board of Directors of the Company (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives.

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              Section 8.   Working Facilities and Expenses.
                           -------------------------------

              The Executive's principal place of employment shall be at the Company's executive offices at the address first above written, or at such other location as the Company and the Executive may mutually agree upon. The Company shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as the Executive and the Company shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the payer of an itemized account of such expenses in such form as the payer may reasonably require.

              Section 9.   Termination Due to Death.
                           ------------------------

              The Executive's employment with the Company shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive's death. In such event:

              (a) The Company shall pay to the Executive's estate his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the date of the Executive's termination of employment.

              (b) The Company shall provide the benefits, if any, due to the Executive's estate, surviving dependents or his designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Company. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in sections 9(a) and (b) shall be referred to in this Agreement as the "Standard Termination Entitlements."

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              Section 10.  Termination Due to Disability.
                           -----------------------------

              The Company may terminate the Executive's employment upon a determination, by vote of a majority of the members of the Board of Directors of the Company, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and fifty (150) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and fifty (150) days during the period of one (1) year beginning with the date of the determination. In such event:

              (a) The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

              (b) In addition to the Standard Termination Entitlements, the Company shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Company (the "LTD Eligibility Date"); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the "Initial Continuation Period"). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Company shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

              Section 11.  Discharge with Cause.
                           --------------------
              (a) The Company may terminate the Executive's employment during the Employment Period, and such termination shall be deemed to have occurred with "Cause", only if:

              (i) The Board of Directors of the Company, by majority vote of their entire membership, determine that the Executive should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty

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

         involving personal profit, intentional failure to perform stated duties, willful violationof any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement; and

              (ii) at least forty-five (45) days prior to the votes contemplated by section 11(a)(i), the Company has provided the Executive with notice of its intent to discharge the Executive for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the "Notice of Intent to Discharge"); and

              (iii) after the giving of the Notice of Intent to Discharge and before the taking of the votes contemplated by section 11(a)(i), the Executive (together with his legal counsel, if he so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Board of Directors of the Company for the purpose of refuting the alleged grounds for Cause for his discharge; and

              (iv) after the votes contemplated by section 11(a)(i), the Company have furnished to the Executive a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Company, certified by its corporate secretary and signed by each member of the Board of Directors voting in favor of adoption of the resolution(s), authorizing the termination of the Executive's employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for his discharge (the "Final Discharge Notice").

              (b) If the Executive is discharged during the Employment Period with Cause, the Company shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries and his dependents) the Standard Termination Entitlements only. Following the giving of a Notice of Intent to Discharge, the Company may temporarily suspend the Executive's duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Executive's participation in retirement, insurance and other employee benefit plans. If the Executive is not discharged, or is discharged without Cause, within forty-five (45) days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Executive is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than forty-five (45) days, but sooner than ninety (90) days, after the giving of the Notice of Intent to Discharge, all payments made to the Executive during the period beginning with the giving of the Notice of Intent to Discharge and ending with the Executive's discharge with Cause shall be retained by the Executive and shall not be applied to offset the Standard Termination Entitlements. If the Company does not give a Final Discharge Notice to the Executive within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Executive with Cause shall require the giving of a new Notice of Intent to Discharge.

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              Section 12.  Discharge without Cause.
                           -----------------------

              The Company may discharge the Executive at any time during the Employment Period and, unless such discharge constitutes a discharge with Cause:

              (a) The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

              (b)    In addition to the Standard Termination Entitlements:

                     (i) During the Remaining Unexpired Employment Period, the the Company shall provide for the Executive and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for them immediately prior to the Executive's termination. The coverage provided under this section 12(b)(i) may, at the election of the Company, be secondary to the coverage provided as part of the Standard Termination
              Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this section 12(b)(i).

                     (ii) The Company shall make a lump sum payment to the Executive (or, in the event of his death before payment, to his estate), in an amount equal to the estimated present value of the salary that Executive would have earned if he had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment with the Company, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Internal Revenue Code of 1986 ("Code"), compounded using the compounding period corresponding to the Company's regular payroll periods for its officers. Such lump sum shall be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination.

                     (iii) The Company shall make a lump sum payment to the
              Executive (or, in the event of his death before payment, to his estate), in an amount equal to the payments that would have been made to Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company if he had continued working for the Company during the Remaining Unexpired Employment

              Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

                           (A) the maximum percentage rate at which an award was
              ever available to Executive under such incentive compensation plan; multiplied by

                           (B) the salary that would have been paid to Executive
              during each such calendar year at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment with the Company.

         Such payment shall be made (without discounting for early payment) within thirty (30) days following the Executive's termination of employment.

                     (iv) The Company shall pay to the Executive (or in the event of his death, to his estate), a lump sum payment in an amount equal to the excess (if any) of: (A) the present value of the aggregate benefits to which he would be entitled under any and all tax-qualified and non-tax-qualified defined benefit plans maintained by, or covering employees of, the Company or the Bank (the "Pension Plans") if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period; over (B) the present value of the benefits to which the Executive and his spouse and/or designated beneficiaries are actually entitled under such plans (the "Pension Severance Payment"). The Pension Severance Payment shall be computed according to the following formula:

                                 PSP = PPB - APB

              where "PSP" is the amount of the Pension Severance Payment (before deductions for applicable federal, state and local withholding taxes); "APB" is the aggregate lump sum present value of the actual vested pension benefits payable under the Pension Plans in the form of a straight life annuity beginning at the earliest date permitted under the Pension Plans, computed on the basis of the Executive's life expectancy at the earliest date on which payments under the Pension Plans could begin, determined by reference to Table VI of section 1.72-9 of the Income Tax Regulations (the "Assumed Life Expectancy"), and on the basis of an interest rate assumption equal to the average bond-equivalent yield on United States Treasury Securities with a Constant Maturity of 30 Years (or equivalent published rate) for the month prior to the month in which the Executive's termination of employment occurs (the "30-Year Treasury Rate"); and "PPB" is the lump sum present value of the pension benefits (whether or not vested) that would be payable under the Pension Plans in the form of a straight life annuity beginning at the

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              earliest date permitted under the Pension Plans, computed on the basis that the Executive's actual age at termination of employment is his attained age as of his last birthday that would occur during the Remaining Unexpired Employment Period, that his service for benefit accrual purposes under the Pension Plans is equal to the aggregate of his actual service plus the Remaining Unexpired Employment Period, that his average compensation figure used in determining his accrued benefit is equal to the highest annual rate of salary achieved by the Executive during the period of three (3) years ending immediately prior to the date of termination, that the Executive's life expectancy at the earliest date on which payments under the Pension Plans could begin is the Assumed Life Expectancy and that the interest rate assumption used is equal to the 30-Year Treasury Rate. The Pension Severance Payment shall be made within five (5) business days after the Executive's termination of employment and shall be in lieu of any claim to any actual increase in his accrued in the Pension Plans in respect of the Remaining Unexpired Employment Period.

                     (v) The Company shall pay to the Executive (or in the event of his death, to his estate) a lump sum payment in an amount equal to the present value of the additional employer contributions that would have been credited directly to his account(s) under any and all tax-qualified and non-tax qualified defined contribution plans maintained by, or covering employees of, the Bank and the Company (the "Non-ESOP DC Plans"), plus the fair market value of the additional shares of employer securities or other property that would have been allocated to his account as a result of employer contributions or dividends under any tax-qualified leveraged employee stock ownership plan and any related non-tax-qualified supplemental plan maintained by, or covering employees of, the Bank and the Company (the "ESOP Plans") if he had continued in employment during the Remaining Unexpired Employment Period (the "Defined Contribution Severance Payment"). The Defined Contribution Severance Payment shall be computed according to the following formula:

                  DCSP = [SSP x (EC / BS)] + [(STK + PROP) x Y]


              where: "DCSP" is the amount of the Defined Contribution Severance Payment before deductions for applicable federal, state and local withholding taxes); "SSP" is the amount of the Salary Severance Payment (before deductions for applicable federal, state and local withholding taxes); "EC" is the amount of employer contributions actually credited to the Executive's accounts under the Non-ESOP Plans for the last plan year to end before his termination of employment; "BS" is the Executive's compensation taken into account in computing EC; "Y" is the aggregate (expressed in years and fractions of years) of the Remaining Unexpired Employment Period and the number of years and fractions of years that have elapsed between the end of plan year for which EC was computed and the date of the Executive's termination of employment; "STK" is the fair market value (determined by the final reported sales price for stock of the same class on the last trading day before the Executive's termination of employment) of the employer securities actually allocated to the Executive's accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment; and "PROP" is the fair market value (determined as of the day before the Executive's termination of employment using the same valuation methodology used to value the assets of the ESOP Plans) of the property other than employer securities actually allocated to the Executive's accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment.

The payments and benefits described in section 12(b) are referred to in this Agreement as the "Additional Termination Entitlements".

              Section 13.  Resignation.
                           -----------

              (a) The Executive may resign from his employment with the Company at any time. A resignation under this section 13 shall be effected by notice of resignation given by the Executive to the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given by the Executive. The Executive's resignation of any of the positions within the Bank or the Company to which he has been assigned shall be deemed a resignation from all such positions.

              (b) The Executive's resignation shall be deemed to be for "Good Reason" if the effective date of resignation occurs within ninety (90) days after any of the following:

              (i) the failure of the Company (whether by act or omission of its Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Executive to the position(s) with the Company, specified in section 3 of this Agreement or to a more senior office;

              (ii) if the Executive is or becomes a member of the Board of Directors of the Company or the Bank, the failure of their respective shareholders (whether in an election in which the Executive stands as a nominee or in an election where the Executive is not a nominee) to elect or re-elect the Executive to membership at the expiration of his term of membership, unless such failure is a result of the Executive's refusal to stand for election;

              (iii) any reduction of the Executive's rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive's compensation as and when due;

              (iv) any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Executive shall have given notice of such material adverse effect to the Company, and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given; provided, however, that this section 13(b)(v) shall not apply if the change in terms and conditions of the compensation or benefit program affects all participants in such program equally;

              (v) any material breach by the Company of any material term, condition or covenant contained in this Agreement; provided that the Executive shall have given notice of such material adverse effect to the Company, and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given; or

              (vi) a change in the Executive's principal place of employment to a place that is not the principal executive office of the Company, or a relocation of the Company's principal executive office to a location that is both more than fifty (50) miles away from the Executive's principal residence and more than fifty (50) miles away from the location of the Company's principal executive office on the date of this Agreement.

In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.

              (c) In the event of the Executive's resignation before the expiration of the Employment Period, the Company shall pay and deliver the Standard Termination Entitlements. In addition, if the Executive's resignation is deemed to be a resignation with Good Reason, the Company shall also pay and deliver the Additional Termination Entitlements.

              Section 14. Terms and Conditions of the Additional Termination Entitlements.
                           ------------

              The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Company and the Executive further agree that the Company may condition the payment and delivery of the Additional Termination Entitlements on the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them.

              Section 15.  Termination Upon or Following a Change of Control.
                           -------------------------------------------------

              (a) A "Change of Control" shall be deemed to have occurred upon the happening of any of the following events:

              (i) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

                     (A) at least 51% of the equity ownership interests of the
              entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

                     (B) at least 51% of the securities entitled to vote
              generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

              (ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

              (iii)  a complete liquidation or dissolution of the Company;

              (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

                     (A) individuals who were members of the Board of Directors of the Company on the date of this Agreement; or

                     (B) individuals who first became members of the Board of
              Directors of the Company after the date of this Agreement either:

                                    (1)  upon election to serve as a member of
                           the Board of Directors of the Company by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

                                    (2)  upon election by the shareholders of
                           the Board of Directors of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

                  provided, however, that such individual's election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Company; or

                     (v) any event which would be described in section 15(a)(i),
              (ii), (iii) or (iv) if the term "Bank" were substituted for the term "Company" therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 15(a), the term "person" shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

              (b) For purposes of this Agreement, a "Pending Change of Control" shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control.

              (c) Notwithstanding anything in this Agreement to the contrary, if the Executive's employment with the Bank and Company terminates due to death or disability within one (1) year after the occurrence of a Pending Change of Control and if a Change of Control occurs within two (2) years after such termination of employment, he (or in the event of his death, his estate) shall be entitled to receive the Standard Termination Entitlements and the Additional Termination Entitlements that would have been payable if a Change of Control had occurred on the date of his termination of employment and he had resigned with Good Reason immediately thereafter; provided, that payment shall be deferred without interest until, and shall be payable immediately upon, the actual occurrence of a Change of Control.

              (d)    Notwithstanding anything in this Agreement to the contrary:
(i) in the event of the Executive's resignation within sixty (60) days after the occurrence of a Change of Control, he shall be entitled to receive the Standard Termination Entitlements and Additional Termination Entitlements that would be payable if his resignation were a resignation for Good Reason, without regard to the actual circumstances of his resignation; and (ii) for a period of one (1) year after the occurrence of a Change of Control, no discharge of the Executive shall be deemed a discharge with Cause unless the votes contemplated by section 11(a) of this Agreement are supported by at least two-thirds of the members of the Board of Directors of the Company and the Bank at the time the vote is taken who were also members of the Board of Directors of the Company and the Bank immediately prior to the Change of Control.

              (e) Notwithstanding anything in this Agreement to the contrary, for purposes of computing the Additional Termination Entitlements due upon a termination of employment that occurs, or is deemed to have occurred, after a Change of Control, the Remaining Unexpired Employment Period shall be deemed to be three (3) full years.

              Section 16.  Covenant Not To Compete.
                           -----------------------

              The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one year following the date of his termination of employment with the Company, he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, any other entity engaged in the business of accepting deposits or making loans or any direct or indirect subsidiary or affiliate of any such entity, that entails working within 100 miles of the Bank's office at 44 East Bridge Street, Oswego, New York 13126; provided, however, that this section 16 shall not apply if the Executive is entitled to the Additional Termination Entitlements.

              Section 17.  Confidentiality.
                           ---------------

              Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 17 shall prevent the Executive, with or without the Company's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

              Section 18.  Solicitation.
                           ------------

              The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Company or the Bank, he shall not, without the written consent of the Company, either directly or indirectly:

              (a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 16;

              (b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 16; that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 16;

              (c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

              Section 19.  No Effect on Employee Benefit Plans or Programs.
                           -----------------------------------------------

              The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Company's or the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company or the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Company or Bank is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

              Section 20.  Tax Indemnification.
                           -------------------

              (a) If the Executive's employment terminates under circumstances entitling him (or in the event of his death, his estate) to the Additional Termination Entitlements, the Company shall pay to the Executive (or in the event of his death, his estate) an additional amount intended to indemnify him against the financial effects of the excise tax imposed on excess parachute payments under section 280G of the Code (the "Tax Indemnity Payment"). The Tax Indemnity Payment shall be determined under the following formula:

                                                E x P
                  X  =   --------------------------------------------------
                                1 - [(FI x (1 - SLI)) + SLI + E + M]

                  where

                  E = the percentage rate at which an excise tax is assessed under section 4999 of the Code;

                  P = the amount with respect to which such excise tax is assessed, determined without regard to this section 20;

                  FI = the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;

                  SLI = the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

                  M = the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

Such computation shall be made at the expense of the Company by an attorney or a firm of independent certified public accountants selected by the Executive and reasonably satisfactory to the Company (the "Tax Advisor") and shall be based on the following assumptions: (i) that a change in ownership, a change in effective ownership or control, or a change in the ownership of a substantial portion of the assets, of the Bank or the Company has occurred within the meaning of section 280G of the Code (a "280G Change of Control"); (ii) that all direct or indirect payments made to or benefits conferred upon the Executive on account of his termination of employment are "parachute payments" within the meaning of section 280G of the Code; and (iii) that no portion of such payments is reasonable compensation for services rendered prior to the Executive's termination of employment.

              (b) With respect to any payment that is presumed to be a parachute payment for purposes of section 280G of the Code, the Tax Indemnity Payment shall be made to the Executive on the earlier of the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax or the date the tax is required to be paid by the Executive, unless, prior to such date, the Company delivers to the Executive the written opinion, in form and substance reasonably satisfactory to the Executive, of the Tax Advisor or of an attorney or firm of independent certified public accountants selected by the Company and reasonably satisfactory to the Executive, to the effect that the Executive has a reasonable basis on which to conclude that (i) no 280G Change in Control has occurred, or (ii) all or part of the payment or benefit in question is not a parachute payment for purposes of section 280G of the Code, or (iii) all or a part of such payment or benefit constitutes reasonable compensation for services rendered prior to the 280G Change of Control, or (iv) for some other reason which shall be set forth in detail in such letter, no excise tax is due under section 4999 of the Code with respect to such payment or benefit (the "Opinion Letter"). If the Company delivers an Opinion Letter, the Tax Advisor shall recompute, and the Company shall make, the Tax Indemnity Payment in reliance on the information contained in the Opinion Letter.

              (c) In the event that the Executive's liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount with respect to which the Tax Indemnity Payment is made, the Executive or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under section 20(b), when increased by the amount of the payment made to the Executive under this section 20(c), or when reduced by the amount of the payment made to the Company under this section 20(c), equals the amount that should have properly been paid to the Executive under section 20(a). The interest paid to the Company under this section 20(c) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. The payment made to the Executive shall include such amount of interest as is necessary to satisfy any interest assessment made by the Internal Revenue Service and an additional amount equal to any monetary penalties assessed by the Internal Revenue Service on account of an underpayment of the excise tax. To confirm that the proper amount, if any, was paid to the Executive under this section 20, the Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service. Nothing in this Agreement shall give the Company any right to control or otherwise participate in any action, suit or proceeding to which the Executive is a party as a result of positions taken on his federal income tax return with respect to his liability for excise taxes under section 4999 of the Code.

              Section 21.  Successors and Assigns.
                           ----------------------

              This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

              Section 22.  Notices.
                           -------

              Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

              If to the Executive:

                       Gregory J. Kreis
                       P.O. Box 3011
                       Oswego, New York 13126

              If to the Company:

                       Bridge Street Financial, Inc.
                       44 East Bridge Street
                       Oswego, New York 13126

                       Attention: Chairman, Personnel and Compensation Committee
                                  of the Board of Directors

              Section 23.  Waiver.
                           ------

              Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

              Section 24.  Counterparts.
                           ------------

              This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

              Section 25.  Governing Law.
                           -------------

              This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

              Section 26.  Headings and Construction.
                           -------------------------

              The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

              Section 27.  Entire Agreement; Modifications.
                           -------------------------------

              This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

              Section 28.  Non-duplication.
                           ---------------

              In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company and all of its respective direct or indirect subsidiaries and affiliates.

              Section 29.  Survival.
                           --------

              The provisions of sections 6, 16, 17, 18, 19 and 20 shall survive the expiration of the Employment Period or termination of the Agreement.

              Section 30.  Indemnification for Attorneys' Fees.
                           -----------------------------------

              The Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 30 shall
be made only after a determination by the members of the Board (other than the Executive and any other member of the Board to which the Executive is related by blood or marriage) that the Executive has acted in good faith and that such indemnification payment is in the best interests of the Company.

              Section 31.  Required Regulatory Provisions.
                           ------------------------------

              Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. ss.1828(k), and any regulations promulgated thereunder.

              Section 31.  Guarantee.
                           ---------

              The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which the Executive is or may be entitled to under the terms and conditions of the employment agreement of even date herewith between the Bank and the Executive.

              Section 32.  Effective Date.
                           --------------

              This Agreement shall become effective (the "Effective Date") upon the effective date of the Bank's conversion from a New York savings bank to a national bank pursuant to the Reorganization. The Company and the Executive each hereby acknowledge and agree that the terms of this Agreement shall have no force or effect prior to such Effective Date.

              IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

                                               ---------------------------------
                                               GREGORY J. KREIS



                                               BRIDGE STREET FINANCIAL, INC.

Attest:

By                                             By
  ----------------------------------             -------------------------------
  Name:                                          Name:
  Title:                                         Title:



[Seal]